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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in Registration Statement No. 333-131729 on Form S-8, and Registration Statement Nos. 333-144043 and 333-144989 on Form S-3 of our reports dated February 25, 2009, relating to the financial statements and financial statement schedules of Huntsman Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of certain provisions of FASB Statement No. 158 during each of 2006 and 2008, and FASB Interpretation No. 48 during 2007), and the effectiveness of Huntsman Corporation's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Huntsman Corporation for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 25, 2009

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  Exhibit 23.1